Exhibit 99.1

FOR IMMEDIATE RELEASE

Ellie Mae Reports Second Quarter 2012 Results

Revenue up 106% year over year to $23.6 million

PLEASANTON, CA – August 1, 2012 – Ellie Mae® (NYSE: ELLI), a leading provider of on-demand, enterprise level automation solutions for the residential mortgage industry, today reported results for the second quarter and six months ended June 30, 2012.

Total revenue for the second quarter of 2012 increased 106% to $23.6 million, compared to $11.5 million in the second quarter of 2011. Net income for the second quarter of 2012 was $5.0 million, or $0.21 per diluted share, compared to a net loss of $(40) thousand, or $(0.00) per diluted share, in the second quarter of 2011.

On a non-GAAP basis, adjusted net income for the second quarter of 2012 was $6.3 million, or $0.27 per diluted share, compared to $0.5 million, or $0.02 per diluted share, in the second quarter of 2011. Adjusted EBITDA for the second quarter of 2012 was $7.3 million, compared to $0.9 million for the second quarter of 2011.

Total revenue for the six months ended June 30, 2012 increased 102% to $44.5 million compared to $22.1 million for the six months ended June 30, 2011. Net income for the six months ended June 30, 2012 was $8.6 million, or $0.38 per diluted share, compared to a net loss of $(0.8) million, or $(0.08) per diluted share, for the six months ended June 30, 2011.

On a non-GAAP basis, adjusted net income for the six months ended June 30, 2012 was $10.9 million, or $0.47 per diluted share, compared to $0.1 million, or $0.01 per diluted share, for the six months ended June 30, 2011. Adjusted EBITDA for the six months ended June 30, 2012 was $12.7 million, compared to adjusted EBITDA of $0.9 million for the six months ended June 30, 2011.

A reconciliation of the non-GAAP financial measures to their related GAAP financial measures is set forth below.

Key Operating Metrics as of and for the quarter ended June 30, 2012:

•	On-demand revenue increased 112% year over year to $20.4 million, comprising approximately 87% of total revenues for the quarter;

•	The total number of users, both lender and broker, actively using the company’s Encompass® enterprise solution (“active Encompass users”) increased 23% year over year to 62,487;

•	Revenue per active Encompass user increased 69% year over year to $384;

•	As of the end of the second quarter, the number of users of the SaaS version of Encompass increased 73% year over year to 32,114, or 51% of all active Encompass users;

•	Total SaaS Encompass revenues increased 191% year over year to $10.7 million or 45% of total revenue for the quarter.

“Our second quarter results were strong across the board, driven by the activation of nearly 8,000 Encompass SaaS users over the two previous quarters, and the steady increase in revenue per user,” said Sig Anderman, CEO of Ellie Mae. “In addition, mortgage volume was higher than the forecasts provided by Fannie Mae, Freddie Mac and the Mortgage Bankers Association earlier this year, so we benefited from the upside leverage our business model can create when mortgage volumes increase.”

“Lenders continue to be attracted to the value proposition of the Encompass comprehensive end-to-end solution as it addresses key inefficiencies in the mortgage origination process, facilitates regulatory compliance and, through its innovative variable Success-Based Pricing model, aligns our customers’ technology costs with their revenue generation.”

“Given the continued strength we are seeing in our overall business and revised forecasts for mortgage origination volume for 2012, we are pleased to be again raising our full year guidance,” Mr. Anderman concluded.

Follow-on Offering

On July 3, 2012 we completed an underwritten public offering of 3,566,833 shares of common stock at a public offering price of $17.00 per share, which consisted of 3,465,245 newly issued shares sold by us and 101,638 shares sold by certain of our directors and executive officers. Ellie Mae received aggregate net proceeds of approximately $55.7 million, after deducting the underwriting discounts and commissions and estimated offering expenses. The company did not receive any proceeds from the sale of shares offered by the selling stockholders.

Third Quarter and Fiscal Year 2012 Financial Outlook

The July 2012 composite forecast of Fannie Mae, Freddie Mac and the Mortgage Bankers Association for 2012 mortgage origination volume is approximately $1.5 trillion, which represents an 11% increase from actual mortgage volume in 2011 and a 25% increase from the March 2012 composite forecast of $1.2 trillion. These organizations publish monthly updates of their annual and quarterly forecasts. The July 2012 composite quarterly forecast for 2012 origination volume is as follows:

($ in billions)	Q1	Q2	Q3	Q4	Annual
2012	$389	$417	$374	$306	$1,486

We are providing financial guidance for the third quarter and updated financial guidance for the full year based in part on these composite quarterly forecasts.

For the third quarter of 2012, revenue is expected to be in the range of $23.75 million to $24.25 million. Net income is expected to be in the range of $3.7 million to $4.1 million, or $0.14 to $0.15 per diluted share. Adjusted net income is expected to be in the range of $5.0 million to $5.4 million, or $0.18 to $0.20 per diluted share. Adjusted EBITDA is expected to be in the range of $6.3 million to $6.9 million.

For the full fiscal year 2012, revenue is expected to be in the range of $90.0 million to $91.0 million, up from the previously provided range of $78.0 to $79.0 million. Net income is expected to be in the range of $12.3 million to $13.1 million, or $0.49 to $0.52 per diluted share, up from the previously provided range of $5.8 million to $6.3 million, or $0.26 to $0.28 per diluted share. Adjusted net income is expected to be in the range of $17.1 million to $18.0 million, or $0.68 to $0.72 per diluted share, up from the previously provided range of $9.6 million to $10.1 million, or $0.42 to $0.45 per diluted share. Adjusted EBITDA is expected to be in the range of $21.6 million to $22.7 million, up from the previously provided range of $13.1 million to $14.1 million.

Use of Non-GAAP Financial Measures

Ellie Mae provides investors with adjusted net income and adjusted EBITDA in conjunction with traditional GAAP operating performance of net income as part of its overall assessment of its performance. Adjusted net income consists of net income plus amortization of acquired intangibles, non-cash, stock-based compensation expense, acquisition costs and other acquisition-related adjustments. EBITDA consists of net income plus depreciation and amortization, interest income and expense and income tax expense. Adjusted EBITDA consists of EBITDA plus non-cash, stock-based compensation expense and acquisition costs. Ellie Mae uses adjusted net income and adjusted EBITDA as measures of operating performance because they enable period to period comparisons by excluding potential differences caused by variations in the age of book depreciation of fixed assets and amortization of intangibles related to acquisitions, and changes in interest expense and interest income that are influenced by capital market conditions. The company also believes it is useful to exclude non-cash, stock-based compensation expense from adjusted net income and adjusted EBITDA because the amount of non-cash expense associated with stock-based awards made at certain prices and points in time (a) do not necessarily reflect how the company’s business is performing at any particular time and (b) can vary significantly between periods due to the timing of new stock-based awards. These non-GAAP measures are not measurements of the company’s financial performance under GAAP and have limitations as analytical tools. Accordingly, these non-GAAP financial measures should not be considered a substitute for, or superior to, net income or operating income or other financial measures calculated in accordance with generally accepted accounting principles in the United States, or as an alternative to cash flows from operating activities as a measure of the company’s profitability or liquidity. The company cautions that other companies in Ellie Mae’s industry may calculate adjusted net income and adjusted EBITDA differently than the company does, further limiting their usefulness as a comparative measure. A reconciliation of net income to adjusted net income and adjusted EBITDA is included in the tables below.

Quarterly Conference Call

Ellie Mae will discuss its second quarter 2012 results today via teleconference at 5:00 p.m. Eastern Time. To access the call, please dial 877-941-1427 or 480-629-9664 at least five minutes prior to the 5:00 p.m. Eastern Time start time. A live webcast of the call will be available on the Investor Relations section of the Company’s website at http://ir.elliemae.com. An audio replay of the call will be available through August 15, 2012 by dialing 800-406-7325 or 303-590-3030 and entering access code 4551307.

About Ellie Mae

Ellie Mae, Inc. is a leading provider of on-demand automation solutions for the mortgage industry. The Company offers an end-to-end solution, delivered using a Software-as-a-Service model that serves as the core operating system for mortgage originators and spans customer relationship management, loan origination and business management. The Company also hosts the Ellie Mae Network™ that allows Encompass users to electronically conduct business transactions with the lenders and settlement service providers they work with to process and fund loans. The Company’s offerings include the Encompass®, Encompass360® and DataTrac® mortgage management software systems.

Ellie Mae was founded in 1997 and is based in Pleasanton, California. To learn more about Ellie Mae, visit www.EllieMae.com or call 877.355.4362.

© 2012 Ellie Mae, Inc. Ellie Mae®, Encompass®, Encompass360®, DataTrac®, Ellie Mae Network™ and the Ellie Mae logo are registered trademarks or trademarks of Ellie Mae, Inc. or its subsidiaries. All rights reserved. Other company and product names may be trademarks or copyrights of their respective owners.

Forward-Looking Statements

This press release contains forward-looking statements under the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These forward-looking statements include discussions regarding projected revenue, net income, adjusted EBITDA and adjusted net income for the third quarter and fiscal year 2012. These statements involve known and unknown risks, uncertainties and other factors which may cause Ellie Mae’s results to be materially different than those expressed or implied in such statements. Such differences may be based on factors such as changes in strategic planning decisions by management, reallocation of internal resources, changes in the volume of residential mortgage volume in the United States, the risk that the anticipated benefits, growth prospects and synergies expected from the Del Mar Datatrac acquisition may not be fully realized or may take longer to realize than expected; the possibility that economic benefits of future opportunities in an emerging industry may never materialize, including unexpected variations in market growth and demand for the acquired products and technologies; delays, disruptions, including changing relationships with partners, customers, employees or suppliers; the amount of costs incurred in connection with the supporting and integrating new customers and partners; ongoing personnel and logistical challenges of managing a larger organization; changes in other macroeconomic factors affecting the residential real estate industry and other risk factors included in documents that Ellie Mae has filed with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the year ended December 31, 2011, Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 and Current Report on Form 8-K filed with the Securities and Exchange Commission on June 25, 2012. Other unknown or unpredictable factors also could have material adverse effects on Ellie Mae’s future results. The forward-looking statements included in this press release are made only as of the date hereof. Ellie Mae cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, Ellie Mae expressly disclaims any intent or obligation to update any forward-looking statements to reflect subsequent events or circumstances.

IR Contact:

Edgar Luce

Executive VP and CFO

Ellie Mae, Inc.

IR@elliemae.com

+1-925-227-7079

or

Lisa Laukkanen

The Blueshirt Group for Ellie Mae, Inc.

lisa@blueshirtgroup.com

+1-415-217-4967

# # #

ELLIE MAE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in thousands, except share and per share amounts)

	June 30,	December 31,
	2012	2011
Assets
Current assets
Cash and cash equivalents	$30,924	$23,732
Short-term investments	2,920	1,933
Accounts receivable, net of allowances for doubtful accounts of $18 and $47, as of June 30, 2012 and December 31, 2011, respectively	7,911	6,819
Prepaid expenses and other	3,269	1,381
Note receivable	1,000	1,000

Total current assets	46,024	34,865
Property and equipment, net	8,353	5,539
Deposits and other assets	135	135
Note receivable	13	15
Other intangible assets, net	7,348	8,166
Goodwill	51,051	51,051

Total assets	$112,924	$99,771

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$2,470	$2,255
Accrued and other current liabilities	6,420	4,931
Acquisition holdback, net of discount	2,990	2,948
Deferred revenue	4,198	4,548
Deferred rent	231	212
Leases payable	7	6

Total current liabilities	16,316	14,900
Deferred revenue, net of current portion	—	62
Deferred rent, net of current portion	502	624
Acquisition holdback, net of current portion and discount	4,792	4,725
Other long-term liabilities	618	598
Leases payable, net of current portion	—	4

Total liabilities	22,228	20,913

Commitments and contingencies (Note 6)
Stockholders’ equity:
Common stock, $0.0001 par value per share; 140,000,000 authorized shares, 21,627,127 and 21,019,590 shares issued and outstanding as of June 30, 2012 and December 31, 2011, respectively	2	2
Additional paid-in capital	119,209	116,012
Accumulated deficit	(28,515)	(37,156)

Total stockholders’ equity	90,696	78,858

Total liabilities and stockholders’ equity	$112,924	$99,771

ELLIE MAE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(in thousands, except share and per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Revenues	$23,569	$11,464	$44,475	$22,067
Cost of revenues	5,283	3,512	10,540	6,875

Gross profit	18,286	7,952	33,935	15,192
Operating expenses:
Sales and marketing	4,232	2,497	8,232	4,948
Research and development	4,299	2,606	8,432	5,410
General and administrative	4,496	2,922	8,172	5,727

Total operating expenses	13,027	8,025	24,836	16,085

Income (loss) from operations	5,259	(73)	9,099	(893)
Other income (expense), net	(18)	47	(38)	79

Income (loss) before income taxes	5,241	(26)	9,061	(814)
Income tax provision	242	14	420	25

Net income (loss)	$4,999	$(40)	$8,641	$(839)

Net income (loss) per share of common stock:
Basic	$0.23	$(0.00)	$0.40	$(0.08)

Diluted	$0.21	$(0.00)	$0.38	$(0.08)

Weighted average common shares used in computing net income (loss) per share of common stock:
Basic	21,610,578	17,137,819	21,507,683	10,412,469

Diluted	23,296,653	17,137,819	22,939,744	10,412,469

Comprehensive income (loss)	$4,999	$(40)	$8,641	$(839)

ELLIE MAE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Six months ended June 30,
	2012	2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$8,641	$(839)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	1,362	838
Provision for uncollectible accounts receivable	8	295
Amortization of intangible assets	818	223
Amortization of discount related to holdback	109	—
Stock-based compensation	1,395	757
Loss on sale of property and equipment	20	—
Excess tax benefit from exercise of stock options	(181)	—
Changes in operating assets and liabilities:
Accounts receivable	(1,100)	(869)
Prepaid expenses and other	(1,232)	(361)
Deposits and other assets	—	530
Accounts payable	(802)	745
Accrued and other liabilities	1,690	(313)
Deferred revenue	(412)	(216)
Deferred rent	(103)	(95)

Net cash provided by operating activities	10,213	695

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	(3,845)	(2,882)
Proceeds from sale of property and equipment	10	—
Purchase of short-term investments	(3,473)	(3,667)
Acquisitions, net of cash acquired	—	(1,000)
Maturities of short-term investments	2,486	3,777
Other investing activities, net	2	(18)

Net cash used in investing activities	(4,820)	(3,790)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from intial public offering net of issuance costs	—	23,667
Payment of capital lease obligations	(3)	(102)
Proceeds from issuance of common stock under employee stock plans	1,621	318
Excess tax benefit from exercise of stock options	181	—

Net cash provided by financing activities	1,799	23,883

NET INCREASE IN CASH AND CASH EQUIVALENTS	7,192	20,788
CASH AND CASH EQUIVALENTS, Beginning of period	23,732	14,349

CASH AND CASH EQUIVALENTS, End of period	$30,924	$35,137

Supplemental disclosure of non-cash investing and financing activities:
Property and equipment purchases not yet paid	$673	$310
Deferred offering costs not yet paid	$344	$657
Conversion of preferred stock to common stock	$—	$82,670

ELLIE MAE, INC.

NON-GAAP RECONCILIATION

(unaudited)

(in thousands, except share and per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Net income (loss)	$4,999	$(40)	$8,641	$(839)
Depreciation and amortization	751	461	1,362	838
Amortization of intangible assets	409	98	818	223
Other income (expense), net	18	(47)	38	(79)
Income tax provision	242	14	420	25

EBITDA	6,419	486	11,279	168
Non-cash, stock-based compensation expenses	878	394	1,395	757

Adjusted EBITDA	$7,297	$880	$12,674	$925

Net income (loss)	$4,999	$(40)	$8,641	$(839)
Non-cash, stock-based compensation expenses	878	394	1,395	757
Amortization of intangible assets	409	98	818	223

Adjusted net income	$6,286	$452	$10,854	$141

Shares used to compute non-GAAP net income per share
Basic	21,610,578	17,137,819	21,507,683	10,412,469
Diluted	23,296,653	21,097,977	22,939,744	19,233,633
Adjusted net income per share
Basic	$0.29	$0.03	$0.50	$0.01
Diluted	$0.27	$0.02	$0.47	$0.01

ELLIE MAE, INC.

NON-GAAP RECONCILIATION

(unaudited)

(in thousands, except share and per share amounts)

	Third quarter 2012 projected range		Fiscal 2012 projected range
Net Income	$3,700	$4,100	$12,300	$13,100
Depreciation and amortization	1,000	1,100	3,600	3,700
Amortization of intangible assets	400	400	1,600	1,600
Income tax provision/other	300	400	900	1,000

EBITDA	5,400	6,000	18,400	19,400
Non-cash, stock-based compensation expenses	900	900	3,200	3,300

Adjusted EBITDA	$6,300	$6,900	$21,600	$22,700

Net Income	$3,700	$4,100	$12,300	$13,100
Non-cash, stock-based compensation expenses	900	900	3,200	3,300
Amortization of Intangible assets	400	400	1,600	1,600

Adjusted net income	$5,000	$5,400	$17,100	$18,000

Shares used to compute non-GAAP net income per share
Diluted	27,200,000	27,200,000	25,000,000	25,000,000
Projected net income per share
Diluted	$0.14	$0.15	$0.49	$0.52
Adjusted net income per share
Diluted	$0.18	$0.20	$0.68	$0.72